Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:        John Hulbert, Investors, (612) 761-6627

Eric Hausman, Financial Media, (612) 761-2054

Target Media Hotline, (612) 696-3400

Target Corporation Announces Pricing of Pending Tender Offers

MINNEAPOLIS (July 1, 2014) — Target Corporation (“Target”) (NYSE: TGT) today announced the consideration payable in connection with its previously announced tender offers (the “Tender Offers”), which commenced on June 17, 2014 to purchase up to $1,000,000,000 in aggregate purchase price (the “Maximum Payment Amount”) of its notes or debentures listed in the table below (collectively, the “Notes” and each a “series” of Notes).  The Tender Offers will expire at 11:59 p.m., New York City time, on July 15, 2014, unless extended (such date and time, as the same may be extended, the “Expiration Date”).  The Tender Offers are being made solely pursuant to the offer to purchase and related letter of transmittal, each dated June 17, 2014 (as they may be amended or supplemented, the “Tender Offer Documents”).  Target announced the initial results of the Tender Offers on June 30, 2014.

The table below sets forth the Total Consideration and the Late Tender Offer Consideration for each series of Notes.

Up to $1,000,000,000 Aggregate Purchase Price of the Outstanding Notes Listed Below

Title of Notes	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Reference Yield	Total Consideration(1)	Early Tender Payment(1)	Late Tender Offer Consideration(1)
7.000% Notes due 2038	87612EAU0	$1,489,254,000	1	+95 bps	3.625% due February 15, 2044	3.388%	$1,389.79	$30	$1,359.79
6.500% Notes due 2037	87612EAR7	$1,250,000,000	2	+95 bps	3.625% due February 15, 2044	3.388%	$1,314.53	$30	$1,284.53
6.35% Debentures due 2032	87612EAK2	$550,000,000	3	+75 bps	3.625% due February 15, 2044	3.388%	$1,281.77	$30	$1,251.77
7.00% Debentures due 2031	87612EAF3	$218,332,000	4	+75 bps	3.625% due February 15, 2044	3.388%	$1,346.86	$30	$1,316.86
6.65% Debentures due 2028	239753DL7	$115,827,000	5	+140 bps	2.500% due May 15, 2024	2.565%	$1,286.96	$30	$1,256.96
6.75% Debentures due 2028	239753DJ2	$135,479,000	6	+135 bps	2.500% due May 15, 2024	2.565%	$1,294.37	$30	$1,264.37

(1)             Per $1,000 principal amount of Notes.

Only Holders of Notes who validly tendered and did not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on June 30, 2014 (such date and time, the “Early Tender Date”) are eligible to receive the “Total Consideration” listed in the table above for Notes

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Target Announces Pricing of Pending Tender Offers – Page 2 of 3

accepted for purchase.  Withdrawal rights for the Tender Offers expired at the Early Tender Date.  Holders of Notes who validly tender their Notes after the Early Tender Date but at or prior to the Expiration Date will be eligible only to receive an amount equal to the “Late Tender Offer Consideration” listed in the table above for any such Notes accepted for purchase.

Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date Target makes payment in same-day funds for such Notes, which date is anticipated to be July 16, 2014.

Information Relating to the Tender Offers

Barclays Capital Inc., BofA Merrill Lynch and Citigroup Global Markets Inc. are the dealer managers for the Tender Offers.  Investors with questions regarding the Tender Offers may contact Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect) or Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect).  Global Bondholder Services Corporation is the tender and information agent for the Tender Offers and can be contacted at (866) 807-2200 (toll-free) or (212) 430-3774 (collect).

None of Target or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustee is making any recommendation as to whether holders should tender any Notes in response to any of the Tender Offers, and neither Target nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes.  The full details of the Tender Offers for the Notes, including complete instructions on how to tender Notes, are included in the Tender Offer Documents.  Holders are strongly encouraged to read carefully the Tender Offer Documents, including materials filed with the Securities and Exchange Commission and incorporated by reference therein, because they will contain important information.

Holders may obtain a copy of the Tender Offer Documents, free of charge, from Global Bondholder Services Corporation, the tender and information agent in connection with the Tender Offers, by calling toll-free at (866) 807-2200 (bankers and brokers can call collect at (212) 430-3774).  Holders are urged to carefully read these materials prior to making any decisions with respect to the Tender Offers.

Target Announces Pricing of Pending Tender Offers – Page 3 of 3

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,916 stores—1,789 in the United States and 127 in Canada—and at Target.com.  Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week.  For more information about Target’s commitment to corporate responsibility, visit target.com/corporateresponsibility.

For more information, visit Target.com/Pressroom.

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